Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 13, 2023, on our audit of the consolidated financial statements and schedule of Cumberland Pharmaceuticals Inc. as of and for the years ended December 31, 2022 and 2021, appearing in the Form 10-K of Cumberland Pharmaceuticals Inc. filed on March 13, 2023. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ FORVIS, LLP (formerly BKD, LLP)

Nashville, Tennessee
December 14, 2023